Exhibit 99.1

FOR IMMEDIATE RELEASE

Turning Point Brands, Inc. Announces Fourth Quarter and Full Year 2017 Results

LOUISVILLE, Ky. (March 8, 2018) -Turning Point Brands, Inc. (NYSE:TPB), a leading provider of Other Tobacco Products (“OTP”), today announced fourth quarter and full year 2017 results.

Results at a Glance

Fiscal Year ending December 31, 2017
(Comparisons vs. same period year-ago)

✓	Net sales increased 38.6% to a record $285.8 million
✓	Gross profit increased 24.4% to a record $124.9 million
✓	Income before income taxes increased $12.0 million to a record $26.9 million
✓	Net income attributable to TPB was $20.2 million
✓	Diluted earnings per share (“EPS”) of $1.04 and Adjusted diluted EPS of $1.08 (see Schedule D for a reconciliation to diluted EPS)
✓	Adjusted EBITDA increased 14.4% to $60.0 million (see Schedule A for a reconciliation to net income)

Fourth Quarter 2017
(Comparisons vs. same period year-ago)

✓	Net sales increased 36.7% to a record $73.6 million
✓	Gross profit increased 23.1% to $32.3 million
✓	Income before income taxes increased $2.5 million to $6.9 million
✓	Net income was $3.5 million
✓	Diluted EPS of $0.18 and Adjusted diluted EPS of $0.23 (see Schedule D for a reconciliation to diluted EPS)
✓	Adjusted EBITDA increased 9.6% to $14.8 million (see Schedule A for a reconciliation to net income)
✓	Other highlights from the fourth quarter:
o	Stoker’s increased retail market share in both Moist Snuff Tobacco (“MST”) and chewing tobacco, according to MSAi[1]
o	Zig-Zag maintained strong, industry leading shares in both Make-Your-Own (“MYO”) cigar wraps and premium cigarette papers

[1]	Management Science Associates, Inc. (“MSAi”) administers a proprietary information system that captures sales from approximately 1,000 wholesalers to over 250,000 retailers.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

o	In the promising Canadian market, Zig-Zag introduced new cigarette papers in late fourth quarter
o	The quarter had one more shipping day to the trade versus 2016

“2017 was a solid year with record-setting financial achievements and activities that have strengthened the Turning Point Brand’s sales, marketing and distribution platforms,” said President and Chief Executive Officer Larry Wexler.  “Our focus brands, Stoker’s in Smokeless, Zig-Zag in Smoking, and VaporBeast in NewGen, remain the driving forces behind our organic growth story.  At the same time, we continue to evaluate acquisitions to further augment our growth.”

Recent Events

On March 7, 2018, TPB amended and extended its $250 million credit facility arranged by Fifth Third Bank, Capital One, National Association and Regions Capital Markets. The amended $250 million facility consists of a $160 million first lien term loan, a $40 million second lien term loan and a $50 million cash flow revolver. The existing $40 million accordion feature was retained. The amendment reduces our blended interest rate and is expected to reduce annual interest expense by approximately $2.0 million on an interest rate risk adjusted basis.

The credit structure amendment eliminates the $35 million first lien second out tranche, reduces the second lien term loan by $15 million and extends maturities of the first lien and revolver by one year and the second lien by one and a half years.

President and CEO Larry Wexler said, “This amended credit facility is another step that further simplifies our credit facility, reduces our interest expense and provides greater flexibility in the execution of our growth and acquisition strategies.”

On March 7, 2018, the TPB board of directors declared a quarterly dividend of $0.04 per common share which will be paid on April 13, 2018, to shareholders of record on the close of business on March 26, 2018.

Management Observations on the Full Year and Fourth Quarter 2017

Smokeless Products Segment (29% of total net sales in the quarter)

For the full year 2017, Smokeless products net sales increased 8.5% to a record $84.6 million, with gross profit up 10.3% to a record $42.6 million.

For the fourth quarter, Smokeless products net sales increased 10.7% to $21.0 million on the continuing growth of Stoker’s MST.  In the quarter, total Smokeless segment volume increased 2.9% and price/mix increased 7.8%.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

On the strength of Stoker’s, TPB outpaced the smokeless industry in the quarter, growing its MSAi share in both chewing tobacco and MST. Stoker’s MST cases shipped in the quarter rose by greater than 10%, despite a highly competitive MST environment and flat MSAi2 industry volumes. TPB MSAi chewing tobacco volumes held steady to year-ago levels while industry chewing tobacco volumes declined by approximately 6%.

For the quarter, gross profit for the Smokeless segment increased 13.1% to $10.3 million.  Segment gross margin expanded 100 basis points to 49.2% due to product mix and price increases, offset to some degree by LIFO expense of $0.5 million.  Absent the LIFO expense in both years, gross margin for the fourth quarter of 2017 was 51.8% versus 50.2% in the fourth quarter of 2016 (see Schedule B for reconciliation).

Smoking Products Segment (39% of total net sales in the quarter)

For the full year 2017, Smoking products net sales decreased by 0.9% to $110.0 million with gross profit decreasing 0.8% to $57.1 million.

For the fourth quarter, net sales of Smoking products increased 4.8% to $28.9 million.  In the quarter, Smoking products volume increased 0.4%, while price/mix increased 4.4%.

The increase in 2017 fourth quarter net sales in the Smoking segment was a result of a strong performance in sales of Zig-Zag cigarette papers in Canada and year-over-year advances on Zig-Zag MYO cigar wraps, partially offset by continued weakness in cigars.

According to MSAi, fourth quarter industry volumes for cigarette papers increased by mid-single-digits, largely driven by competitive promotional efforts on discount cigarette papers. Industry MYO cigar wraps continued to produce double-digit category expansion.  Zig-Zag volumes in both cigarette papers and MYO cigar wraps advanced in the quarter while the Zig-Zag brand retains a leading industry share in both MYO cigar wraps and premium cigarette papers.

Smoking products gross profit for the quarter was down $0.1 million to $15.1 million due to LIFO expense in the quarter of $0.3 million and an adverse year-over-year euro exchange rate impact of $0.2 million.  Gross margin decreased to 52.3% compared with 55.1% for the year-ago quarter due to product mix, exchange rates and LIFO expense.  Absent the LIFO expense in both years, gross profit was up 1.6% to $15.5 million with a gross margin of 53.5% compared to 55.2% in 2016 (see Schedule B for reconciliation).

The TPB core tobacco portfolio (Smokeless and Smoking) again produced strong net sales advances of 7.2% in the quarter to a record $49.9 million and a 4.6% expansion in gross profit to $25.5 million.

[2]	TPB measures industry MST volumes excluding pouch and snus products.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

NewGen (New Generation) Products Segment (32% of total net sales in the quarter)

For the full year 2017, net sales for NewGen products increased $74.0 million to a record $91.3 million with gross profit increasing $21.0 million to a record $25.1 million.  The addition of VaporBeast and Vapor Shark results in December 2016 and April 2017, respectively, fueled exceptionally strong segment performance.

For the fourth quarter, NewGen segment net sales grew $16.4 million to $23.7 million on continued VaporBeast momentum.  Volume increased 222% while price/mix accounted for an increase of 3.1%.

Gross profit for the NewGen segment increased by $4.9 million over the year-ago fourth quarter to $6.8 million.  Gross margin for the 2017 fourth quarter expanded by 300 basis points to 28.8% compared to the year-ago fourth quarter.

For the quarter, VaporBeast’s key sales performance metrics indicate continued progress against our goal to grow sales in the existing store base, as evidenced by increases in both order sizes and order frequency.  Additionally, operational improvements at Vapor Shark have fortified sales performance in both the company and franchise Vapor Shark branded stores.

Coincident with the Vapor Shark acquisition earlier in 2017, the company recorded a $0.6 million liability in relation to the option granted to the former Vapor Shark owner to purchase the seven company owned Vapor Shark branded stores.  Late in the fourth quarter, the company reached an agreement to purchase and cancel the option for $1.5 million.  As a result of this agreement, there was a one-time charge of $0.9 million in fourth quarter.  Wexler noted, “These stores have demonstrated improving sales results and provide a valuable window into trends and consumer behavior,” he continued, “We will continue to evaluate the benefits of owning these stores in the short-term compared to re-franchising the stores to existing or new franchisees”.

TPB will also relocate the Vapor Shark distribution and e-liquid manufacturing facility from Miami, FL to Louisville, KY where it will be consolidated with other operations for improved operating synergy.  The relocation and installation is expected to be completed in the third quarter of 2018.

“We continue to drive innovation and operational improvements in our vapor business, while also vetting acquisition candidates in both the tobacco and vapor segments,” said Wexler.  “To support our growth, I am pleased to announce the promotion of Graham Purdy to President, New Ventures.  Graham is an experienced industry veteran who came to us in 2004 from Philip Morris and heretofore served as our Senior Vice President of Sales.  In his new role, he will be responsible for driving NewGen integration, sales growth and operational efficiency, while also leading efforts to expand via our OTP acquisition strategy.”

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Other Performance Measures

Total company net sales growth of 36.7% in the fourth quarter was driven by volume gains of 34.2% with price/mix contributing another 4.4%.

For the full year, 2017 consolidated selling, general and administrative (“SG&A”) expenses were $75.4 million compared to $56.8 million in 2016 due primarily to the inclusion of the VaporBeast and Vapor Shark SG&A.

Fourth quarter 2017 consolidated SG&A expenses were $21.5 million compared to $16.2 million in 2016 due primarily to the inclusion of the VaporBeast and Vapor Shark SG&A.

Certain components of 2017 fourth quarter SG&A were as follows:
•	Strategic expenses, including $0.9 million for the Vapor Shark company stores option purchase, were $1.1 million, and flat compared to the year-ago period
•	Legal costs, including expenses associated with our recent Zig-Zag cigarette papers anti-counterfeiting initiatives, were $0.6 million greater than the prior year fourth quarter
•	New product launch costs of $0.5 million were $0.1 million greater than the prior year fourth quarter
•	One-time bonuses of $0.1 million were granted as a result of the reduction in corporate tax rates
•	SKU rationalization expenses of $0.1 million

Fourth quarter 2017 cost of goods sold included:
•	New product launch costs of $0.2 million compared to $0.5 million in the fourth quarter a year-ago
•	SKU rationalization expenses of $0.1 million

Interest expense for the quarter was $3.9 million, which is $1.8 million, or 32.1%, lower than the year-ago period.  For the full year 2017, interest expense was $16.9 million, or $9.7 million lower than a year ago. The full year 36.6% decrease is principally attributable to lower interest rates as a result of our February 2017 refinancing and lower debt levels compared to 2016.

Fourth quarter and full year 2017 income before income taxes increased 56.5% to $6.9 million and 80.7% to $26.9 million, respectively.  Income tax expense for the quarter was $3.4 million and for the full year was $7.3 million. The full year effective income tax rate was 27% and is lower than the expected income tax rate primarily as the result of permanent differences and discrete items.  Net income attributable to TPB was $3.5 million for the fourth quarter and $20.2 million for the year.

For the quarter and year ended December 31, 2017 fully diluted weighted average shares were 19.7 million and 19.5 million, respectively.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Diluted EPS were $0.18 for the fourth quarter and $1.04 for the full year 2017.  Adjusted diluted EPS was $0.23 and $1.08 for the fourth quarter and full year ended December 31, 2017, respectively (see Schedule D for reconciliation).

Fourth quarter 2017 Adjusted EBITDA increased to $14.8 million from $13.5 million in 2016.  For the year 2017, Adjusted EBITDA increased to $60.0 million from $52.4 million in 2016 (See Schedule A for a reconciliation).

Capital expenditures in the fourth quarter 2017 totaled $1.0 million and for full-year 2017 were $2.0 million.

Total debt at December 31, 2017 was $202.0 million.  Net debt at December 31, 2017 was $199.4 million, compared to $215.4 million as of December 31, 2016, a decrease of $15.9 million.  Net debt at December 31, 2017 to Adjusted EBITDA was 3.3x (see Schedule C for a reconciliation).

Impact of Excise Tax Changes

Pennsylvania implemented a $0.55 per ounce excise tax on smokeless products effective October 1, 2016.  The impact of the tax increase on trade volumes was material to both the industry and TPB in in the first three quarters of 2017.  MST industry Pennsylvania volumes in the fourth quarter 2017 are below the year-ago quarter by a more modest 3%, while Stoker’s MST volumes in the state are up versus a year-ago by mid-single-digits.

Effective July 1, 2017, California enacted a tax on all OTP products of 65.08%.  The new excise tax on MYO cigar wraps adversely impacted category sales, as California industry sales for the fourth quarter 2017 contracted by 33% with TPB off more sharply versus year-ago.  Importantly, industry and Zig-Zag volumes in the adjacent states are up versus year-ago, suggesting a level of shifting demand.  The company initiated promotional strategies and new products activity in late fourth quarter to address the adverse TPB trends.  We anticipate that California OTP tax will unfavorably impact trade behavior over the next two quarters, and we will continue to closely evaluate its impact on consumer behavior.

2018 Outlook

Based upon our current understanding of the 2018 FDA schedule, the company expects to continue its SKU rationalization efforts to sharpen focus on key growth areas while discontinuing products that do not warrant the expense required to achieve FDA compliance, including specific mid-year 2018 packaging requirements.  At the present time, the company has identified products for 2018 rationalization and estimates that SKU discontinuations will unfavorably impact year-over-year net sales by approximately $3.5 million.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Absent any acquisitions and net of the above-mentioned SKU rationalizations, the company anticipates 2018 volume growth of 4% to 6% with price/mix contributing another 2% to 4%.  SG&A expenses as a percent of net sales are expected to be in the 25% to 27% range.  Interest expense is currently expected to be $14 to $15 million.

The California state excise tax on MYO cigar wraps is anticipated to continue impacting state volume comparisons to year ago through the second quarter of 2018, offset to some degree by sales volumes in adjacent states and new product and promotional initiatives.

The company expects a 2018 effective income tax rate of 26% to 27%.  Net operating losses, or NOLs, available to offset federal income taxes amounted to approximately $17.8 million at year end 2017.  We expect to fully utilize these NOLs during 2018 when we will begin paying cash federal income taxes.

Capital expenditures for 2018 are expected to be $2 to $3 million, which includes one-time expenditures associated with logistics efficiency and integration activities including the Vapor Shark distribution and e-liquid manufacturing facility relocation.

Earnings Conference Call

As previously disclosed, a conference call with the investment community to review TPB’s financial results has been scheduled for 10 a.m. Thursday, March 8, 2017.  Investment community participants should dial in ten minutes ahead of time using the toll free number 844-889-4324 (International participants should call 412-317-9262).  A live listen-only webcast of the call is available from the Events and Presentations section of the investor relations portion of the company website (www.turningpointbrands.com).  A replay of the webcast will be available on the site one hour following the call.

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes certain non-GAAP financial measures including Adjusted EBITDA, Adjusted diluted EPS, Net Debt and Gross Profit excluding LIFO.  A reconciliation of these non-GAAP financial measures accompanies this release.

About Turning Point Brands, Inc.

Louisville, Kentucky based Turning Point Brands, Inc. (NYSE: TPB) is a leading U.S. provider of Other Tobacco Products.  TPB, through its three focus brands,  Stoker’s® in Smokeless products, Zig-Zag® in Smoking products and the VaporBeast® distribution engine in NewGen products, generates solid cash flow which it uses to finance acquisitions, increase brand support and strengthen its capital structure.  TPB does not sell cigarettes. More information about the company is available at its corporate website, www.turningpointbrands.com.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology.  These forward-looking statements include all matters that are not historical facts.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements.  Any forward-looking statement made by TPB in this press release speaks only as of the date hereof.  New risks and uncertainties come up from time to time, and it is impossible for TPB to predict these events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.  Factors that could cause these differences include, but are not limited to:

•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;
•	our dependence on a small number of third-party suppliers and producers;
•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;
•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;
•	failure to maintain consumer brand recognition and loyalty of our customers;
•	substantial and increasing U.S. regulation;
•	regulation of our products by the FDA, which has broad regulatory powers;
•	uncertainty related to the regulation and taxation of our NewGen products;
•	possible significant increases in federal, state and local municipal tobacco-related taxes;
•	possible increasing international control and regulation;
•	our reliance on relationships with several large retailers and national chains for distribution of our products;
•	our amount of indebtedness;
•	the terms of our credit facilities, which may restrict our current and future operations;
•	intense competition and our ability to compete effectively;
•	uncertainty and continued evolution of markets containing our NewGen products;
•	significant product liability litigation;
•	the scientific community’s lack of information regarding the long-term health effects of electronic cigarettes, vaporizer and e-liquid use;
•	requirement to maintain compliance with master settlement agreement escrow account;

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

•	competition from illicit sources;
•	our reliance on information technology;
•	security and privacy breaches;
•	contamination of our tobacco supply or products;
•	infringement on our intellectual property;
•	third-party claims that we infringe on their intellectual property;
•	failure to manage our growth;
•	failure to successfully integrate our acquisitions or otherwise be unable to benefit from pursuing acquisitions;
•	fluctuations in our results;
•	exchange rate fluctuations;
•	adverse U.S. and global economic conditions;
•	sensitivity of end-customers to increased sales taxes and economic conditions;
•	failure to comply with certain regulations;
•	departure of key management personnel or our inability to attract and retain talent;
•	imposition of significant tariffs on imports into the U.S.;
•	reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, potentially decreasing our stock price;
•	failure to maintain our status as an emerging growth company before the five-year maximum time period a company may retain such status;
•	our principal stockholders will be able to exert significant influence over matters submitted to our stockholders and may take certain actions to prevent takeovers;
•
our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock;

•
our certificate of incorporation limits the ownership of our common stock by individuals and entities that are Restricted Investors. These restrictions may affect the liquidity of our common stock and may result in Restricted Investors being required to sell or redeem their shares at a loss or relinquish their voting, dividend and distribution rights;

•
future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us;

•	we may issue preferred stock whose terms could adversely affect the voting power or value of our common stock; and
•	our status as a “controlled company” could make our common stock less attractive to some investors or otherwise harm our stock price.

Contacts:
Investment Community -- Mark A. Stegeman, Senior Vice President, CFO
Media -- Terry McWilliams, President, Mozaic Investor Relations, Inc.
ir@tpbi.com  (502) 774-9238

Financial statements follow:

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	Three Months Ended
	December 31, 2017	December 31, 2016
Net sales	$73,563	$53,822
Cost of sales	41,285	27,605
Gross profit	32,278	26,217
Selling, general and administrative expenses	21,546	16,208
Operating income	10,732	10,009
Interest expense	3,887	5,726
Investment income	(104)	(157)
Income before income taxes	6,949	4,440
Income tax expense (benefit)	3,430	(12,647)
Consolidated net income	$3,519	$17,087

Basic earnings per common share:
Net income	$0.18	$0.93
Diluted earnings per common share:
Net income	$0.18	$0.87
Weighted average common shares outstanding:
Basic	19,207,490	18,357,629
Diluted	19,722,513	19,741,667

Supplemental disclosures of statement of income information:
Excise tax expense	$4,811	$4,629
FDA fees	$140	$132

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	Years Ended
	December 31, 2017	December 31, 2016
Net sales	$285,777	$206,228
Cost of sales	160,908	105,872
Gross profit	124,869	100,356
Selling, general and administrative expenses	75,369	56,771
Operating income	49,500	43,585
Interest expense	16,889	26,621
Gain on investment	(438)	(768)
Loss on extinguishment of debt	6,116	2,824
Income before income taxes	26,933	14,908
Income tax expense (benefit)	7,280	(12,005)
Consolidated net income	19,653	26,913
Net loss attributable to non-controlling interest	(556)	-
Net income attributable to Turning Point Brands, Inc.	$20,209	$26,913

Basic income per common share:
Net income attributable to Turning Point Brands, Inc.	$1.06	$1.63
Diluted income per common share:
Net income attributable to Turning Point Brands, Inc.	$1.04	$1.49
Weighted average common shares outstanding:
Basic	18,989,177	16,470,352
Diluted	19,513,008	18,015,545

Supplemental disclosures of statement of income information:
Excise tax expense	$19,646	$20,540
FDA fees	$584	$413

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Balance Sheet
(dollars in thousands except share data)

ASSETS	December 31, 2017	December 31, 2016
Current assets:
Cash	$2,607	$2,865
Accounts receivable, net of allowances of $17 in 2017 and $35 in 2016	3,248	2,181
Inventories	63,296	62,185
Other current assets	10,342	11,625
Total current assets	79,493	78,856
Property, plant and equipment, net	8,859	7,590
Deferred income taxes	450	6,288
Deferred financing costs, net	630	139
Goodwill	134,620	134,390
Other intangible assets, net	26,436	27,138
Master Settlement Agreement - escrow deposits	30,826	30,410
Pension asset	396	-
Other assets	567	209
Total assets	$282,277	$285,020

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,686	$9,153
Accrued liabilities	18,229	15,336
Accrued interest expense	465	394
Current portion of long-term debt	7,850	1,650
Revolving credit facility	8,000	15,034
Total current liabilities	38,230	41,567
Notes payable and long-term debt	186,190	201,541
Postretirement benefits	3,962	4,407
Pension benefits	-	423
Other long-term liabilities	571	3,024
Total liabilities	228,953	250,962

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value; authorized shares 40,000,000; issued and outstanding shares -0-	-	-
Common stock, voting, $0.01 par value; authorized shares, 190,000,000; issued and outstanding shares, 2017 19,210,633 and 2016 18,402,022	192	184
Common stock, nonvoting, $0.01 par value; authorized shares, 10,000,000; issued and outstanding shares -0-	-	-
Additional paid-in capital	103,640	104,895
Accumulated other comprehensive loss	(2,973)	(4,049)
Accumulated deficit	(47,535)	(66,972)
Total stockholders' equity	53,324	34,058
Total liabilities and stockholders' equity	$282,277	$285,020

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows
(dollars in thousands)

	Years Ended
	December 31, 2017	December 31, 2016
Cash flows from operating activities:
Consolidated net income	$19,653	$26,913
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on extinguishment of debt	6,116	2,824
(Gain) loss on sale of property, plant and equipment	150	-
Depreciation expense	1,626	1,227
Amortization of deferred financing costs	1,005	1,419
Amortization of original issue discount	66	724
Amortization of other intangible assets	702	58
Interest incurred but not paid on PIK Toggle Notes	-	3,422
Interest incurred but not paid on 7% Senior Notes	-	329
Interest paid on PIK Toggle Notes	-	(9,893)
Reserve of note receivable	-	430
Deferred income taxes	5,181	(12,719)
Stock compensation expense	720	180
Changes in operating assets and liabilities:
Accounts receivable	(1,067)	2,072
Inventories	495	(12,513)
Other current assets	1,495	1,361
Pension asset	(396)	-
Other assets	62	(100)
Accounts payable	(5,702)	3,631
Accrued pension liabilities	588	262
Accrued postretirement liabilities	(24)	(172)
Accrued liabilities and other	(980)	(327)
Net cash provided by operating activities	29,690	9,128

Cash flows from investing activities:
Capital expenditures	(2,021)	(3,207)
Acquisitions	268	(23,625)
Payments for investments	(179)	-
Net cash used in investing activities	(1,932)	(26,832)

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows (Cont.)
(dollars in thousands)

	Years Ended
	December 31, 2017	December 31, 2016
Cash flows from financing activities:
Proceeds from 2017 revolving credit facility	8,000	-
Proceeds from 2017 first lien term loans	145,000	-
Proceeds from 2017 second lien term loan	55,000	-
Payments of 2017 first lien term loans	(4,387)	-
Payments of financing costs	(4,783)	(450)
Proceeds from (payments of) old revolving credit facility, net	(15,083)	15,016
Payments of first lien term loan	(147,362)	(4,388)
Payments of second lien term loan	(60,000)	(20,000)
Prepaid equity issuance costs	(453)	-
Payment of PIK Toggle Notes	-	(24,107)
Redemption of Intrepid options	-	(661)
Redemption of Intrepid warrants	-	(5,500)
Exercise of warrants	-	4
Exercise of options	1,431	169
Redemption of options	(1,740)	(85)
Surrender of options	(1,000)	-
Proceeds from issuance of stock	-	55,736
Distribution to non-controlling interest	(4)	-
Payment of Vapor Shark loans	(1,867)	-
Payment of cash dividends	(768)	-
Net cash provided by (used in) financing activities	(28,016)	15,734

Net decrease in cash	(258)	(1,970)
Cash, beginning of period	2,865	4,835
Cash, end of period	$2,607	$2,865

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA, Adjusted EBITDA, Adjusted diluted EPS, Net Debt and Gross Profit excluding LIFO.  We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.  Adjusted EBITDA, Adjusted diluted EPS, Net Debt and Gross Profit excluding LIFO are used by management to compare our performance to that of prior periods for trend analyses and planning purposes and is presented to our board of directors.  We believe that EBITDA, Adjusted EBITDA, Adjusted diluted EPS and Gross Profit excluding LIFO are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.

We define “EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation and amortization.  We define “Adjusted EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation, amortization, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.  We define “Adjusted diluted EPS” as diluted earnings per share excluding one-time charges.  We define “Net Debt” as total debt less cash.  We define “Gross Profit excluding LIFO” as gross profit less LIFO charges.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP.  EBITDA, Adjusted EBITDA and Adjusted diluted EPS exclude significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations.  In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.

In accordance with SEC rules, we have provided, in the supplemental information attached, a reconciliation of the non-GAAP measures to the next directly comparable GAAP measures.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	Three Months Ended
	December 31, 2017	December 31, 2016
Consolidated net income	$3,519	$17,087
Add:
Interest expense	3,887	5,726
Income tax expense (benefit)	3,430	(12,647)
Depreciation expense	434	331
Amortization expense	176	58
EBITDA	$11,446	$10,555
Components of Adjusted EBITDA
LIFO adjustment (a)	877	397
Pension/postretirement expense (b)	32	58
Stock options, restricted stock and incentives expense (c)	222	35
Strategic initiatives (d)	1,143	1,116
New product launch costs (e)	687	909
Product line rationalizations (f)	249	-
Bonus (g)	107	-
IPO-related compensation costs (h)	-	310
Foreign exchange hedging (gains) losses (i)	-	91
Adjusted EBITDA	$14,763	$13,471

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our non-cash Pension/Postretirement expense.
(c)	Represents non-cash stock options, restricted stock and incentives expense.
(d)	Represents the fees incurred for the study of strategic initiatives and acquisition expenses.
(e)	Represents product launch costs of our new product lines.
(f)	Represents costs associated with discontinued products related to product line rationalization
(g)	Represents bonuses associated with the December 2017 Tax Cuts and Jobs Act.
(h)	Represents non-recurring compensation expenses incurred coincident with the May 2016 IPO.
(i)	Represents non-cash gain and loss stemming from our foreign exchange hedging activities.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	Years Ended
	December 31, 2017	December 31, 2016
Net income attributable to Turning Point Brands, Inc.	$20,209	$26,913
Add:
Interest expense	16,889	26,621
Loss on extinguishment of debt	6,116	2,824
Income tax expense (benefit)	7,280	(12,005)
Depreciation expense	1,626	1,227
Amortization expense	702	58
EBITDA	$52,822	$45,638
Components of Adjusted EBITDA
LIFO adjustment (a)	1,123	889
Pension/postretirement expense (b)	284	437
Stock options, restricted stock, and incentives expense (c)	668	180
Foreign exchange hedging (d)	(90)	125
Strategic initiatives (e)	2,133	1,587
New product launch costs (f)	2,414	2,678
Product line rationalizations (g)	563	-
Bonus (h)	107	-
IPO related compensation costs (i)	-	915
Adjusted EBITDA	$60,024	$52,449

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our non-cash Pension/postretirement expense.
(c)	Represents non-cash stock options, restricted stock and incentives expense.
(d)	Represents non-cash gain and loss stemming from our foreign exchange hedging activities.
(e)	Represents the fees incurred for the study of strategic initiatives and acquisition expenses.
(f)	Represents product launch costs of our new product lines.
(g)	Represents costs associated with discontinued products related to product line rationalization.
(h)	Represents bonuses associated with the December 2017 Tax Cuts and Jobs Act.
(i)	Represents non-recurring compensation expenses incurred coincident with the May 2016 IPO.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule B

Turning Point Brands, Inc.
Reconciliation of GAAP Gross Profit to Gross Profit excluding LIFO
(dollars in thousands)

	Consolidated		Consolidated
	Three Months Ended		Years Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$73,563	$53,822	$285,777	$206,228
Cost of sales	41,285	27,605	160,908	105,872
Gross profit	32,278	26,217	124,869	100,356
Gross margin	43.9%	48.7%	43.7%	48.7%

LIFO adjustment (a)	877	397	1,123	889
Gross profit excluding LIFO	$33,155	$26,614	$125,992	$101,245

Gross margin excluding LIFO	45.1%	49.4%	44.1%	49.1%

	Smokeless Segment		Smokeless Segment
	Three Months Ended		Years Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$20,997	$18,974	$84,560	$77,913
Cost of sales	10,665	9,838	41,958	39,279
Gross profit	10,332	9,136	42,602	38,634
Gross margin	49.2%	48.2%	50.4%	49.6%

LIFO adjustment (a)	547	380	710	994
Gross profit excluding LIFO	$10,879	$9,516	$43,312	$39,628

Gross margin excluding LIFO	51.8%	50.2%	51.2%	50.9%

	Smoking Segment		Smoking Segment
	Three Months Ended		Years Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$28,900	$27,571	$109,956	$111,005
Cost of sales	13,772	12,366	52,810	53,410
Gross profit	15,128	15,205	57,146	57,595
Gross margin	52.3%	55.1%	52.0%	51.9%

LIFO adjustment (a)	330	15	413	(105)
Gross profit excluding LIFO	$15,458	$15,220	$57,559	$57,490

Gross margin excluding LIFO	53.5%	55.2%	52.3%	51.8%

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.

(b)	NewGen segment is not on LIFO.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule C

Turning Point Brands, Inc.
Reconciliation of GAAP Total Debt to Net Debt
(dollars in thousands)

	December 31, 2017		December 31, 2016

Cash	$2,607		$2,865

Total Debt	$202,040		$218,225

Net Debt	$199,433		$215,360

Leverage Ratio (a)	3.3	x	4.1	x

(a)	Leverage ratio is calculated by net debt / adjusted EBITDA.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule D

Turning Point Brands, Inc.
Reconciliation of GAAP diluted EPS to Adjusted diluted EPS
(dollars in thousands)

	Income before income taxes	Income tax expense	Consolidated net income	Net income attributable to Turning Point Brands, Inc.	Diluted EPS

Three Months Ended December 31, 2017	$6,949	$3,430	$3,519	$3,519	$0.18

Vapor Shark option purchase (a)	924	249	675	675	0.03

Tax Cut and Jobs Act (b)	107	237	286	286	0.02

Adjusted Three Months Ended December 31, 2017	$7,980	$3,916	$4,480	$4,480	$0.23

	Income before income taxes	Income tax expense	Consolidated net income	Net income attributable to Turning Point Brands, Inc.	Diluted EPS

Year Ended December 31, 2017	$26,933	$7,280	$19,653	$20,209	$1.04

Vapor Shark option purchase (a)	924	249	675	675	0.03

Tax Cut and Jobs Act (b)	107	237	286	286	0.01

Adjusted Year Ended December 31, 2017	$27,964	$7,766	$20,614	$21,170	$1.08

(a)	Represents purchase of option for Vapor Shark branded retail stores.
(b)	Represents bonuses from the Tax Cut and Jobs Acts and income tax expense related to revaluing our deferred taxes as a result of change in income tax rate from the Tax Cut and Jobs Act.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238